                                                                   EXHIBIT 10.15


        ----------------------------------------------------------------



                             EMPLOYMENT AGREEMENT

                                    BETWEEN

                                JAMES G. KELLY

                                      AND

                           NATIONAL DATA CORPORATION




        -----------------------------------------------------------------

                              EMPLOYMENT AGREEMENT

                                    CONTENTS

         1.  Effective Date......................................................................   1
             --------------

         2.  Employment..........................................................................   1
             ----------

         3.  Employment Period...................................................................   2
             -----------------

         4.  Extent of Service...................................................................   2
             -----------------

         5.  Compensation and Benefits...........................................................   2
             -------------------------

                  (a)      Base Salary...........................................................   2

                  (b)      Incentive and Savings Plans...........................................   2

                  (c)      Welfare Benefit Plans.................................................   3

                  (d)      Expenses..............................................................   3

                  (e)      Fringe Benefits.......................................................   4

         6.  Change in Control...................................................................   4
             -----------------

         7.  Termination of Employment...........................................................   5
             -------------------------

                  (a)      Death, Retirement or Disability.......................................   5

                  (b)      Termination by the Company............................................   5

                  (c)      Termination by Executive..............................................   6

                  (d)      Notice of Termination.................................................   7

                  (e)      Date of Termination...................................................   7

         8.  Obligations of the Company upon Termination.........................................   7
             -------------------------------------------

                  (a)      Prior to a Change in Control: Termination by Executive for Good
                           Reason; Termination by the Company Other Than for Poor Performance,
                           Cause or Disability...................................................   8

                  (b)      Prior to Change in Control: Termination by the Company for Poor
                           Performance...........................................................   9

                  (b)      Prior to Change in Control: Termination by Termination by Executive
                                                       ---------------------------------------
                           for Failure of Condition Subsequent...................................  11
                           -----------------------------------

                  (c)      After or in Connection with a Change in Control.......................  12

                  (d)      Death, Disability or Retirement.......................................  13

                  (e)      Cause or Voluntary Termination........................................  13

                  (f)      Allocation of Certain Payments........................................  14

         9.   Non-exclusivity of Rights..........................................................  14
              -------------------------

         10.  Certain Additional Payments by the Company.........................................  14
              ------------------------------------------

         11.  Costs of Enforcement...............................................................  17
              --------------------

         12.  Representations and Warranties.....................................................  17
              ------------------------------

         13.  Restrictions on Conduct of Executive...............................................  17
              ------------------------------------

                  (a)      General...............................................................  17

                  (b)      Definitions...........................................................  17

                  (c)      Restrictive Covenants.................................................  19

                  (d)      Enforcement of Restrictive Covenants..................................  21

         14.  Arbitration........................................................................  22
              -----------

         15.  Letter of Credit...................................................................  22
              ----------------

         16.  Assignment and Successors..........................................................  23
              -------------------------

         17.  Miscellaneous......................................................................  23
              -------------

                  (a)      Waiver................................................................  23

                  (b)      Severability..........................................................  23

                  (c)      Other Agents..........................................................  23

                  (d)      Entire Agreement......................................................  23

                  (e)      Governing Law.........................................................  24

                  (f)      Notices...............................................................  24

                  (g)      Amendments and Modifications..........................................  24

                  (h)      Full Settlement; No Obligation to Mitigate............................  24

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this ___ day of September, 2000 by and between National Data Corporation, a
Delaware corporation (the "Company"), and James G. Kelly ("Executive"), to be effective as of the Effective Date, as defined in Section 1.

                                   BACKGROUND
                                   ----------

     Executive currently serves as the Chief Financial Officer of NDC eCommerce, a line of business of the Company. Executive and the Company mutually believe and expect that within 14 months of the Effective Date of this Agreement, the Company will distribute the NDC eCommerce line of business to the Company's shareholders (the "Spinoff"), following which NDC eCommerce will exist as a separate public company. From and after the Spinoff, references herein to "the Company" shall mean NDC eCommerce, by whatever corporate name it then has. The parties desire to memorialize the terms of Executive's employment in this Agreement.

     In addition, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. As it is desired and anticipated that Executive will continue to be employed and provide services for the Company's eCommerce line of business for at least 24 months following a Change in Control, one purpose of this Agreement is to provide Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Effective Date.  The effective date of this Agreement (the "Effective
          --------------
Date") is April 1, 2000.

     2.   Employment.  Executive is hereby employed as the Chief Financial
          ----------
Officer of NDC eCommerce, a line of business of the Company, reporting directly to the Chief Executive Officer of the NDC eCommerce. In his capacity as Chief Financial Officer of NDC eCommerce, Executive shall have the responsibilities outlined on Exhibit A to this Agreement and such other responsibilities commensurate with such position as shall be assigned to him in writing by the Chief Executive Officer of NDC eCommerce, in accordance with the policies and objectives established by the Board of Directors of the Company.

     3.   Employment Period.  Executive's employment hereunder shall begin on
          -----------------
the Effective Date and continue until terminated in accordance with Section 7 hereof (the "Employment Period").

     4.   Extent of Service.  During the Employment Period, Executive shall
          -----------------
render his services to the Company (or to a successor to the Company's eCommerce line of business following a Change in Control) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive's duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement. Without limiting the foregoing, it is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the date of this Agreement (as to which activities Executive shall have given written notice to the Company prior to the execution date), the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities hereunder.

     5.   Compensation and Benefits.
          -------------------------

          (a)  Base Salary.  During the Employment Period, the Company will pay
               -----------
to Executive a base salary at the rate of U.S. $300,000 per year ("Base Salary"), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company's payroll practices from time to time. The Compensation Committee of the Board shall review Executive's Base Salary periodically and in its sole discretion, subject to approval of the Board, may increase Executive's Base Salary from time to time. The periodic review of Executive's salary by the Board will consider, among other things, Executive's own performance, the Company's performance, and the market conditions for executives holding similar chief financial officer positions.

          (b)  Incentive and Savings Plans.  During the Employment Period,
               ---------------------------
Executive shall be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company. Certain executive programs will be made available on a selective basis at the discretion of the Chief Executive Officer of the Company or the Compensation Committee of the Board. Without limiting the foregoing, the following shall apply:

          (i) Annual Bonus.  Executive will have an annual bonus opportunity of
              ------------
the greater of $150,000 or 50% of his Base Salary, for each fiscal year of the Company beginning with the fiscal year ending May 31, 2001, based on achievement of agreed-upon objectives ("Bonus Opportunity"). For the fiscal year ending May 31, 2001, $100,000 of Executive's Bonus Opportunity is guaranteed, of which amount $75,000 was advanced to Executive on or about the Effective Date, subject to reimbursement under Section 8(f). Subject to the foregoing, the annual Bonus Opportunity and specific performance objectives will be set forth in Executive's individual performance and incentive plan for each year. Executive may elect to receive up to 50% of each bonus payment in the form a of a Company restricted stock grant. Executive's election must be made within 60 days of the start of the year in which the bonus would otherwise be paid, and the amount of restricted stock will equal 135% of the amount deferred. Any such restricted stock will vest 100% three years after the date the deferred portion of the bonus would otherwise be paid in cash; provided that Executive is still employed on such third anniversary by the Company or the successor to its eCommerce line of business.

          (ii)  Incentive Awards.
                ----------------

                (A)  Stock Options.  On or about the Effective Date, the Company
                     -------------
granted to Executive under the National Data Corporation 2000 Long-Term Incentive Plan non-qualified options to acquire that number of shares of common stock of the Company having a fair market value on the date of grant equal to $1,500,000. Such options have an exercise price equal to the fair market value of the Company's stock on the date of grant, and a vesting schedule similar to that of options granted to other employees, except that they will become earlier vested and exercisable under the applicable circumstances set forth in Section 8 hereof.

                (B)  Restricted Stock.  On or about the Effective Date, the
                     ----------------
Company granted to Executive under the National Data Corporation 2000 Long-Term Incentive Plan that number of shares of restricted stock of the Company having a fair market value on the date of grant equal to $850,000. Such shares of stock will vest in full four years after the date of grant or earlier under the applicable circumstances set forth in Section 8 hereof.

     (c)  Welfare Benefit Plans. During the Employment Period, Executive and
          ---------------------
Executive's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans").

     (d)  Expenses.  During the Employment Period, Executive shall be entitled
          --------
to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company.

          (e)  Fringe Benefits.  During the Employment Period, Executive shall
               ---------------
be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company. Such benefits shall include, without limitation, vacation earned at the rate of 20 days per year from Executive's date of hire on April 1, 2000, and seven major holidays plus two floating days per year.

          (f)  Relocation Expenses.  Subject to Section 8(c), Executive shall be
               -------------------
entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in connection with relocating his family from Tampa, Florida, to Atlanta, Georgia, the details of which reimbursable relocation expenses are set out in that certain offer letter to Executive, dated April 11, 2000, from Paul
R. Garcia (the "Offer Letter").

     6.   Change in Control. For the purposes of this Agreement, a "Change in
          -----------------
Control" shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities,
(ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection
(b) of this Section 6; or

          (b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; provided, however, that

          (c) Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Company (including the proposed Spinoff) will not of itself constitute a Change in Control.

     7.   Termination of Employment.
          -------------------------

          (a)  Death, Retirement or Disability.  Executive's employment and the
               -------------------------------
Employment Period shall terminate automatically upon Executive's death or Retirement. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Company's then-current retirement plan, or there is no such retirement plan, "Retirement" shall mean voluntary termination after age 65 with ten years of service. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 60th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 60 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company's employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

          (b)  Termination by the Company. The Company may terminate Executive's
               --------------------------
employment for Poor Performance or with or without Cause. For purposes of this
Agreement:

          "Poor Performance" shall mean the consistent failure of Executive to meet reasonable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance shall not be effective unless at least 30 days prior to such termination Executive shall have received written notice from the Chief Executive Officer of the Company or the Board which specifically identifies the manner in which the Board or the

Chief Executive Officer believes that Executive has consistently failed to meet reasonable performance expectations and Executive shall have failed after receipt of such notice to resume the diligent performance of his duties to the reasonable satisfaction of the Chief Executive Officer or the Board; and

          "Cause" shall mean:

          (i) the willful and continued failure of Executive to perform substantially Executive's duties with the Company, as such duties have been specified in writing (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the President or Chief Executive Officer of the Company or the Board which specifically identifies the manner in which such Board or officer believes that Executive has willfully and continually failed to substantially perform Executive's duties, or

          (ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, or

          (iii) Executive's habitual abuse of alcohol or any substance which materially interferes and repeatedly with Executive's ability to perform services on behalf of the Company, or

          (iv) Executive's conviction for, or plea of guilty or nolo contendere to, a felony.

     (c)  Termination by Executive.  Executive's employment may be terminated
          ------------------------
by Executive for Failure of Condition Subsequent or with or without Good Reason. For purposes of this Agreement:

          "Failure of Condition Subsequent" means that the Spinoff shall not have occurred within 14 months after the Effective Date and the Company shall not, during such 14-month period, have offered Executive a mutually acceptable position substantially similar to that of a chief executive officer of a public company.

          "Good Reason" shall mean:

          (i) without the written consent of Executive, the assignment to Executive of any duties materially inconsistent with Executive's position as Chief Financial Officer of the Company's eCommerce line of business or of any successor to substantially all of such line of business), reporting directly to the Chief Executive Officer of such business (including offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

               (ii) a reduction by the Company in Executive's Base Salary and benefits as in effect on the Effective Date or as the same may be increased from time to time;

               (iii) the Company's requiring Executive, without his consent, to be based at any office or location other than in the greater metropolitan area of Atlanta, Georgia; or

               (iv)    any failure by the Company to comply with and satisfy
Section 16(c) of this Agreement.

          (d)  Notice of Termination.  Any termination by the Company for Poor
               ---------------------
Performance or Cause, or by Executive for Failure of Condition Subsequent or Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 60 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Failure of Condition Subsequent, Good Reason, Poor Performance or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder, provided that no later than the time such fact or circumstance is asserted, Executive or the Company, respectively, provides the other with written notice setting forth in reasonable detail the facts and circumstances and the applicable provisions of this Agreement supporting any such assertion of rights by Executive or the Company, respectively.

          (e)  Date of Termination. "Date of Termination" means (i) if
               -------------------
Executive's employment is terminated other than by reason of death, Disability or Retirement, the date of receipt of the Notice of Termination, or any later date specified therein (which shall not be more than 60 days after the date of delivery of the Notice of Termination), or (ii) if Executive's employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

     8.   Obligations of the Company upon Termination.
          -------------------------------------------

          (a)  Prior to a Change in Control: Termination by Executive for Good
               ---------------------------------------------------------------
Reason; Termination by the Company Other Than for Poor Performance, Cause or
----------------------------------------------------------------------------
Disability.  If, prior to a Change in Control and before the second anniversary
----------
of the Effective Date, the Company shall terminate Executive's employment other than for Poor Performance, Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes a Release in substantially the form of Exhibit B hereto (the "Release")):

               (i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (A) Executive's Base Salary through the Date of Termination to the extent not theretofore paid, and
(B) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the "Accrued Obligations"); and

               (ii) for the period of 18 months from the Date of Termination (the "Normal Severance Period"), the Company will continue to pay Executive a monthly amount equal to his monthly Base Salary, payable in equal bi-weekly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however, that if Executive becomes employed by another employer during the Normal Severance Period, the payments by the Company hereunder shall be reduced dollar for dollar (but not below zero) by the monthly salary payable to Executive by such other employer during such period; and provided, further, that the Company's obligation to make or continue any such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

               (iii) during the Normal Severance Period, the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive's employment had not been terminated; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further that the Company's obligation to provide such benefits shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

               (iv) not later than 30 days after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to the greater of (1) 50% of his potential Bonus Opportunity (as defined in Section 5(b)(i))) for such year, assuming for purposes of this clause (1) full satisfaction of all performance objectives, or (2) 100% of his Bonus Opportunity (prorated through the Date of Termination) adjusted up or down for purposes of this clause (2) by reference to his year-to-date performance at the Date of Termination in relation to the prior established performance objectives under Executive's bonus plan for such year; provided, however that the bonus payment described in this Section 8(a)(iv) shall be reduced by the amount (if any) of the Bonus Opportunity that Executive had previously elected to receive in the form of restricted stock of the Company; and

          (v) all grants of restricted stock of the Company ("Restricted Stock") held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

          (vi) all of Executive's options to acquire Common Stock of the Company ("Options") that would have become exercisable (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested and exercisable as of the Date of Termination; and

          (vii) notwithstanding the provisions of the applicable Option agreement, all of Executive's vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the Normal Severance Period; and

          (viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

     (b)  Prior to a Change in Control: Termination by the Company for Poor
          -----------------------------------------------------------------
Performance.  If, prior to the occurrence of a Change in Control and before the
-----------
second anniversary of the Effective Date, the Company shall terminate Executive's employment for Poor Performance, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes the Release):

          (i) the Company shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

          (ii) for the period of 12 months after the Date of Termination (the "Poor Performance Severance Period"), the Company will continue to pay Executive a monthly amount equal to his monthly Base Salary, payable in equal bi-weekly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however, that if Executive becomes employed by another employer during the Poor Performance Severance Period, the payments by the Company hereunder shall be reduced dollar for dollar (but not below zero) by the monthly salary payable to Executive by such other employer during such period; and provided, further, that the Company's obligation to make or continue any such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

          (iii) during the Poor Performance Severance Period, the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive's employment had not been terminated; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further that the Company's obligation to provide such benefits shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

          (iv) not later than 30 days after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to 100% of his Bonus Opportunity (prorated through the Date of Termination) adjusted up or down by reference to his year-to-date performance at the Date of Termination in relation to the prior established performance objectives under Executive's bonus plan for such year; provided, however that the bonus payment described in this Section 8(b)(iv) shall be reduced by the amount (if any) of the Bonus Opportunity that Executive had previously elected to receive in the form of restricted stock of the Company; and

          (v) all grants of Restricted Stock held by Executive as of the Date of Termination that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

          (vi) all of Executive's Options that would have become exercisable (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested and exercisable as of the Date of Termination; and

          (vii) notwithstanding the provisions of the applicable Option agreement, all of Executive's vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(b)(vi)
above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the later of (1) six months from the Date of Termination, or (2) the end of the Poor Performance Severance Period; and

          (viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

     (c)  Prior to a Change in Control: Termination by Executive for Failure of
          ---------------------------------------------------------------------
Condition Subsequent.  If, prior to the occurrence of a Change in Control and
---------------------
before the second anniversary of the Effective Date, Executive shall terminate employment for Failure of Condition Subsequent, then (and with respect to the payments and benefits described in clauses (ii) through (vi) below, only if Executive executes the Release):

          (i) the Company shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

          (ii) for the period of 12 months after the Date of Termination (the "Condition Subsequent Severance Period"), the Company will continue to pay Executive a monthly amount equal to the sum of (A) his monthly Base Salary as in effect on the Date of Termination plus (B) one-twelfth of his target Bonus Opportunity for the year in which the Date of Termination occurs, payable in equal bi-weekly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however, that if Executive becomes employed by another employer during the Condition Subsequent Severance Period, the payments by the Company hereunder shall be reduced dollar for dollar (but not below zero) by the monthly salary and prorata monthly target bonus payable to Executive by such other employer with respect to such period; and provided, further, that the Company's obligation to make or continue any such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

          (iii) during the Condition Subsequent Severance Period, the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive's employment had not been terminated; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further that the Company's obligation to provide such benefits shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

               (iv) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

               (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

          (d)  After or in Connection with a Change in Control. If there occurs
               -----------------------------------------------
a Change in Control and, within 36 months following such Change in Control (or if Executive can reasonably show that such termination by the Company was in anticipation of the Change in Control), the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Failure of Condition Subsequent or for Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through
(vii) below, only if Executive executes the Release):

               (i) the Company (or any successor to the Company's eCommerce line of business) shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

               (ii) for 24 months after the Date of Termination (the "Change in Control Severance Period"), the Company (or any successor to the Company's eCommerce line of business) will, as a severance benefit, continue to pay Executive a monthly amount equal to his monthly Base Salary, payable in equal bi-weekly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however that the Company's obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

               (iii) during the Change in Control Severance Period, the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive's employment had not been terminated; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further that the Company's obligation to provide such benefits shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the reasonable satisfaction of the Board within 10 days of written notice describing such violation with reasonable specificity; and

               (iv) not later than 30 days after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to 100% of his potential Bonus Opportunity (as defined in Section 5(b)(i)), assuming for this purposes full satisfaction of all performance objectives; provided, however that the bonus payment described in this Section 8(d)(iv) shall be reduced by the amount (if any) of the Bonus Opportunity that Executive had previously elected to receive in the form of restricted stock of the Company; and

               (v) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

               (vi) all of Executive's Options outstanding on the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

               (vii) notwithstanding the provisions of the applicable Option agreement, all of Executive's vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(d)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the Change in Control Severance Period; and

               (viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

          (e)  Death, Disability or Retirement. Regardless of whether or not a
               -------------------------------
Change in Control shall have occurred, if Executive's employment is terminated by reason of Executive's death, Disability or Retirement, this Agreement shall terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits (including the acceleration of vesting of options and other awards, as specified in the applicable plan or agreement evidencing such options or other awards). Accrued Obligations shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(e) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

          (f)  Cause or Voluntary Termination. Regardless of whether or not a
               ------------------------------
Change in Control shall have occurred, if Executive's employment shall be terminated for Cause, or if Executive voluntarily terminates employment without Good Reason and not for Failure of Condition Subsequent, then: (i) this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits, and (ii) if such termination occurs prior to the first anniversary of the Effective Date, Executive shall promptly (no later than 30 days after the Date of Termination) reimburse to the Company the $75,000 advance of his annual bonus for such year as provided in Section 5(b)(i), plus an amount equal to (A) any relocation costs paid by the Company pursuant to Section 5(f) multiplied by (B) a fraction, the numerator of which is the number of days remaining from the Date of Termination to April 1, 2001, and the denominator of which is 365.

          (g)  Allocation of Certain Payments. The Company and Executive agree
               ------------------------------
that 50% of any payments made to Executive under Section 8(a)(ii), 8(b)(ii), 8(c)(ii) or 8(d)(ii) shall constitute consideration for Executive's Restrictive Covenants in Section 13 of this Agreement.

     9.   Non-exclusivity of Rights. Nothing in this Agreement shall prevent or
          -------------------------
limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 17(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     10.  Certain Additional Payments by the Company.
          ------------------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are due from or asserted against Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that Executive shall be in the same after-tax position (taking into account all additional federal, state and local income, employment and excise taxes imposed on the Gross-Up Payment, as well as any related interest and penalties) as if Section 4999 of the Code did not exist. Notwithstanding the foregoing provisions of this
Section 10(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but the after-tax cost of the Executive of eliminating the Excise Tax through a reduction in the present value of the Payments to an amount (the "Reduced Amount") such that the receipt of the Payments would not give rise to any Excise Tax is less than $50,000, the present value of the aggregate Payments shall be reduced to the Reduced Amount. In that event, Executive shall direct which Payments are to be deferred, reduced or eliminated.

          (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been or will be a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or an Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after Executive actually receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company (it being understood that this shall not limit

Executive's right at his own expense to select separate counsel to verify any determination of a Gross-Up Payment),

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) ultimately imposed on account of the Payments as well as the Company's payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax and/or employment taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     11.  Costs of Enforcement. Unless otherwise provided by the arbitrator(s)
          --------------------
in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether an arbitration proceeding or suit be brought or not, and whether or not incurred in arbitration, trial, bankruptcy or appellate proceedings. Such legal fees and expenses shall be paid in advance upon submission of requests from Executive's attorneys for a retainer fee.

     12.  Representations and Warranties. Executive hereby represents and
          ------------------------------
warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

     13.  Restrictions on Conduct of Executive.
          ------------------------------------

          (a)  General. Executive and the Company understand and agree that the
               -------
purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive's post-employment competition with the Company per se, nor
                                                                   ------
is it intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this
Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13.

          (b)  Definitions. The following terms used in this Section 13 shall
               -----------
have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

               "Competitive Position" means any employment with a Competitor in
                --------------------
which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

               "Competitive Services" means the provision of products and
                --------------------
services to facilitate or assist with the electronic, transmission of payment and financial information, merchant and cardholder processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, portfolio risk management, purchase card services, financial electronic data interchange, and cash management services, including internet applications of any of the foregoing.

               "Competitor" means any Person engaged, wholly or in part, in
                ----------
Competitive Services, including without limitation, Equifax Inc., Vital, Electronic Data Systems Corporation, Concord EFS, Inc., First Data Corporation, Total System Services, Inc., Nova Corporation, Harbinger Corporation, First USA, Inc., First USA Paymentech, Inc., and Automatic Data Processing, Inc.

               "Confidential Information" means all information regarding the
                ------------------------
Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans, in each case, to the extent such information does not rise to the level of a Trade Secret. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

               "Determination Date" means the date of termination of Executive's
                ------------------
employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

               "Person" means any individual or any corporation, partnership,
                ------
joint venture, limited liability company, association or other entity or enterprise.

               "Principal or Representative" means a principal, owner, partner,
                ---------------------------
shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

               "Protected Customers" means any Persons to whom NDC eCommerce has
                -------------------
sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

               "Protected Employees" means employees of the Company who were
                -------------------
employed by the Company at any time within six (6) months prior to the Determination Date.

               "Restricted Period" means the Employment Period and a period
                -----------------
extending two (2) years from the termination of Executive's employment with the Company.

               "Restricted Territory" means the States of California, Florida,
                --------------------
Georgia, Illinois, Maryland, Michigan, New York, Pennsylvania and Texas, plus Canada, the United Kingdom and South America.

               "Restrictive Covenants" means the restrictive covenants contained
                ---------------------
in Section 13(c) hereof.

               "Trade Secret" means all information, without regard to form,
                ------------
including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or applicable state law.

          (c)  Restrictive Covenants.
               ---------------------

               (i)     Restriction on Disclosure and Use of Confidential
                       -------------------------------------------------
Information and Trade Secrets. Executive understands and agrees that the
-----------------------------
Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

               Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

               (ii)    Nonsolicitation of Protected Employees. Executive
                       --------------------------------------
understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

               (iii)   Restriction on Relationships with Protected Customers.
                       -----------------------------------------------------
Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company's behalf during the twelve
(12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

               (iv)    Noncompetition with the Company. The parties acknowledge:
                       -------------------------------
(A) that Executive's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive's special experience and talent, the loss of Executive's services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

          (d)  Enforcement of Restrictive Covenants.
               ------------------------------------

               (i)     Rights and Remedies Upon Breach. In the event Executive
                       -------------------------------
breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

                       (A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

                       (B) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

               (ii)    Severability of Covenants. Executive acknowledges and
                       -------------------------
agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and

Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

     14.  Arbitration.  Any claim or dispute arising under this Agreement
          -----------
(other than under Section 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. (S)1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney's fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C.
(S)10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

     Initials of parties as to this Section 14:
     Company (by R.A.Y.):  _________
     Executive:            _________

     15.  Letter of Credit.  In order to ensure the payment of the severance
          ----------------
benefit provided for in Section 8(c)(ii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall establish an irrevocable standby Letter of Credit issued by a national banking association in favor of Executive in the amount of the severance payment that would have been paid to Executive under Section 8(c)(ii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party. Such Letter of Credit shall provide that the issuer thereof, subject only to Executive's written certification to such issuer that Executive is entitled to payment of the severance benefit pursuant to
Section 8(c)(ii) of this Agreement and that the Company shall have failed to commence payment of such benefit to Executive, shall have the unconditional obligation to pay the amount of such Letter of Credit to Executive in 24 equal monthly installments commencing on the first day of the month following the Date of Termination. In the event that subsequent to commencement of such installment payments to Executive pursuant to such Letter of Credit (i) the Company and Executive shall mutually agree that Executive shall not have been entitled to payment of the severance benefit pursuant to Section 8(c)(ii) of this Agreement or (ii) a court of competent jurisdiction shall finally adjudge Executive not to have been entitled to payment of such severance benefit and such judgment shall have been affirmed on appeal or shall not have been appealed within any time period specified for the filing of an appeal, Executive shall promptly pay to the Company the total amount previously paid to Executive by the issuer of such Letter of Credit and no further payment shall be made to Executive pursuant to such Letter of Credit.

     16.  Assignment and Successors.
          -------------------------

          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successor and assigns or to any successors and assigns of substantially all of the assets of the Company's eCommerce line of business.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      17. Miscellaneous.
          -------------

          (a)  Waiver.  Failure of either party to insist, in one or more
               ------
instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

          (b)  Severability.  If any provision or covenant, or any part
               ------------
thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

          (c)  Other Agents.  Nothing in this Agreement is to be interpreted
               ------------
as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

          (d)  Entire Agreement.  Except as provided herein, this Agreement
               ----------------
contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, the Offer Letter except to the extent specifically referenced in Section 5(f) herein.

          (e)  Governing Law.  Except to the extent preempted by federal law,
               -------------
and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

          (f)  Notices.  All notices, requests, demands and other
               -------
communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

           To Company:        National Data Corporation
                              National Data Plaza
                              Atlanta, Georgia 30329-2010

           To Executive:      James G. Kelly
                              6103 Reserve Drive
                              Atlanta, Georgia 30319

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

          (g)  Amendments and Modifications.  This Agreement may be amended or
               ----------------------------
modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

          (h)  Full Settlement; No Obligation to Mitigate.  The Company's
               ------------------------------------------
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

                        (signatures on following page)

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                              NATIONAL DATA CORPORATION


                              By:  /s/ Robert A. Yellowlees
                                 ----------------------------
                                   Robert A. Yellowlees
                                   Chief Executive Officer


                              EXECUTIVE:


                              /s/ James G. Kelly
                              -------------------------------
                              James G. Kelly

                                   EXHIBIT A
                        Description of Responsibilities
                        -------------------------------

     As Chief Financial Officer of NDC eCommerce, Executive's responsibilities will include, but not be limited to:

     .    Providing leadership in developing the financial strategy to meet corporate goals as approved by the Board of Directors

     .    Coordination of the merger and acquisition activities of NDC eCommerce following the Spinoff

     .    Primary responsibility for all financial affairs of NDC eCommerce

     .    Management of communication with certain external constituencies such as lenders and stockholders of NDC eCommerce following the Spinoff

     .    Continuing development of organization, financial systems, financial management team and workforce for NDC eCommerce

     .    Membership on the NDC eCommerce Executive Committee and participation in all significant operational decisions pertaining to NDC eCommerce

                                   EXHIBIT B
                                Form of Release
                                ---------------

     This Release is granted effective as of the ____ day of _____, ____, by James G. Kelly ("Executive") in favor of National Data Corporation (the "Company"). This is the Release referred to that certain Employment Agreement effective as of April 1, 2000 by and between the Company and Executive (the "Employment Agreement"). Executive gives this Release in consideration of the Company's promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

     1.   Release of the Company.  Executive, for himself, his successors,
          ----------------------
assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys ("the Released Parties"), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. (S) 2000(e), et seq. or the Americans With
                                                -- ----
Disabilities Act, 42 U.S.C. (S) 12101 et seq.; claims for statutory or common
                                      -- ----
law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. (S) 201 et seq.; claims for attorney's fees, expenses
                                 -- ----
and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. (S) 1001, et seq.; and provided, however, that nothing
                                  -- ----
herein shall release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company's bylaws, certificate of incorporation, Delaware law or otherwise.

     2.   Release of Claims Under Age Discrimination in Employment Act.
          ------------------------------------------------------------
Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. (S) 621, et seq. It is understood
                                                     ------
that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

     Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

     EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

                                      -2-